Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Friday, March 23, 2007

Subject: Black & Decker Names Bruce W. Brooks President – Consumer Products Group

Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that Bruce W. Brooks, 42, has been named Group Vice President and President – Consumer Products Group of the Power Tools and Accessories segment. He will have worldwide responsibility for the Black & Decker® brand and will report to Nolan D. Archibald, Chairman and Chief Executive Officer. Mr. Brooks succeeds Thomas D. Koos, who has resigned to accept the position of President and Chief Executive Officer of Jacuzzi Brands Corporation.

    Mr. Archibald commented, “Bruce Brooks has demonstrated strong leadership and delivered outstanding results during his 20 years at Black & Decker. Since 2004, he has led Construction Tools, the largest division within the Industrial Products Group. He began his career in sales and has held a variety of key leadership roles, including positions as Vice President of Marketing for both Black & Decker Consumer Products and Latin America. Bruce’s successes in sales, marketing, new product development and international operations make him extremely well-qualified to lead the Consumer Products Group. We thank Tom Koos for his contributions to the success of the consumer business, and we wish him well in his next endeavor.”

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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